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                                                                   EXHIBIT 10(b)

                           RESTRICTED SHARE AGREEMENT

WHEREAS, James C. Spira (hereinafter called the "Grantee") is a key employee of American Greetings Corporation (hereinafter called the "Corporation"); and

WHEREAS, the execution of a Restricted Share Agreement (hereinafter called the "Agreement") substantially in the form hereof has been authorized by a resolution of the Compensation and Management Development Committee of the Board of Directors of the Corporation duly adopted on September 5, 2001.

NOW, THEREFORE, the Corporation, pursuant to its 1997 Equity and Performance Incentive Plan (the "Plan"), has this day granted to the Grantee, a total of **65,000** shares of the Corporation's Class A Common Stock ("Common Shares") subject to the terms and conditions of the Plan and the following terms, conditions, limitations and restrictions:

1. The Common Shares subject to this grant shall be fully paid and nonassessable and shall be represented by a certificate or certificates registered in the Grantee's name, endorsed with an appropriate legend referring to the restrictions hereinafter set forth. The Grantee shall have all the rights of a shareholder with respect to such shares, including the right to vote the shares and to receive all dividends paid thereon, provided that such shares, together with any additional shares which the Grant may become entitled to receive by virtue of a share dividend, a merger or reorganization in which the Corporation is the surviving corporation or any other change in capital structure, shall be subject to the restrictions hereinafter set forth.

2. Except as set forth in Section 4 hereof, the Common Shares subject to this grant may not be sold, exchanged, assigned, transferred, pledged or otherwise disposed of by the Grantee except to the Corporation, except that the Grantee's rights with respect to such shares may be transferred by will or pursuant to the laws of descent and distribution. Any purported transfer in violation of the provisions of this section shall be void, and the purported transferee shall obtain no rights with respect to such shares. The Corporation in its sole discretion, when and as permitted by the Plan, may waive the restrictions on transferability with respect to all or a portion of the Common Shares subject to this grant.

3. All the Common Shares with respect to which the substantial risk of forfeiture set forth in this Section 3 and the restrictions or transfer set forth in Section 2 hereof have not lapsed pursuant to Section 4 hereof shall be forfeited to the Corporation upon the Grantee's voluntary termination of employment (other than any reason of his permanent and total disability) or the Corporation's termination of the Grantee's employment with the Corporation for cause (as defined in that certain Employment Agreement between the Grantee and the Corporation dated as of September 25,
     2001).

4. The substantial risk of forfeiture and restrictions on transfer imposed on the Common Shares pursuant to Section 2 and 3 hereof shall lapse and Grantee may thereafter transfer such Common Shares upon the occurrence of the following:

          (a) 43,333 of the Common Shares may be transferred on and after (but not before) June 25, 2002, only if both of the following occur for FY02:

               (1) The Corporation attains the restructure savings goal set in the annual management incentive plan and earns $1.14 per share (as adjusted for stock splits or stock dividends after September 5, 2001); and (2) the Corporation's Board declares an annual bonus to the Corporation's management under the annual management incentive plan. Except as set forth in (c) below, if both conditions are not met, Grantee's interest in the 43,333 of the Common Shares shall terminate on June 25, 2002, and Grantee shall forthwith deliver or cause to be delivered to the Corporation's Secretary the certificate(s), if any, previously delivered to Grantee for such shares, accompanied by such endorsement s) and /or instrument(s) of transfer as the Secretary may require.

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          (b)  21,667 of the Common Shares may be transferred on and after June
               25, 2003, only if both of the following occur for FY03:

               (1) The Corporation attains the annual bonus goals for the Corporation management established hereafter by the Corporation's Board; and (2) the Corporation's Board declares an annual bonus to the Corporation's management under the annual management incentive plan. Except as set forth in paragraph (c) below, if both conditions are not met, Grantee interest in the 21,667 of the Common Shares shall terminate on June 25, 2003, and Grantee shall forthwith deliver or cause to be delivered to the Corporation's Secretary the certificate(s), if any, previously delivered to Grantee for such shares, accompanied by such endorsement(s) and /or instrument(s) of transfer as the Secretary may require.

          (c) Notwithstanding anything to the contrary in this Section 4, all of the Common Shares shall become immediately vested (and all substantial risk of forfeitures and restrictions on transfer imposed on the Common Share will lapse and the Common Shares may be transferred) upon the happening of:

               (1)  Grantee's death, or permanent and total disability,

               (2) The Corporation's termination of Grantee's employment with the Corporation without cause (as defined in that section Employment Agreement between the Grantee and the Corporation dated as of September 25, 2001, or

               (3) a Change in Control of this Corporation (as defined in the Plan).

1. During the period in which the transferability and forfeiture restrictions provided in Sections 2 and 3 hereof are in effect, the certificates representing the Common Shares covered by this grant shall be retained by the Corporation, together with the accompanying stock power, signed by the Grantee and endorsed in blank. Certificates for those Common Shares which have not previously been distributed to the Grantee shall be distributed to the Grantee as soon a reasonably practical after any substantial risk of forfeiture or restriction on transfer period on such Common Shares have lapsed pursuant to Section 4 hereof.

2. The Grantee hereby acknowledges that federal and state income, payroll or other applicable taxes may apply with respect to this grant. If the Corporation determines, in its sole discretion, that withholding is required, the Grantee agrees by the acceptance of this grant that such withholding may be accomplished through withholding from the cash compensation due to the Grantee from the Corporation an amount sufficient to satisfy the full withholding obligation. If withholding pursuant to the foregoing sentence is insufficient (in the sole judgment of the Corporation) to satisfy the full withholding obligation, the Grantee agrees that either (a) the Grantee will pay over to the Corporation the amount of cash necessary to satisfy such remaining withholding obligation by the time thereafter specified in writing by the Corporation, or (b) the Corporation may retain such number of the shares covered by this grant as shall be equal in value to the amount of the remaining withholding obligation. Upon due notice from the Grantee, the Corporation may (in its discretion) satisfy the entire withholding obligation by retaining shares as provided in (b) above in lieu of withholding from the Grantee's cash compensation.

3. For purposes of this Agreement, the continuous employ of the Grantee with the Corporation or a Subsidiary shall not be deemed interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Corporation or any Subsidiary, by reason of the transfer of his or her employment among the Corporation and its Subsidiaries.


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4.   Nothing contained in this Agreement shall limit whatever right the
     Corporation or a Subsidiary might otherwise have to terminate the employment of the Grantee.

5. This Agreement is subject to the terms and conditions of the Plan. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan.


EXECUTED as of the 5th day of September, 2001.


By:  /s/ Morry Weiss
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     Chairman of the Board and
     Chief Executive Officer


         The undersigned Grantee hereby acknowledges receipt of an executed original of this Restricted Share Agreement and accepts the Restricted Shares granted thereunder.


Dated: As of September 5, 2001                  /s/ James C. Spira
                                    --------------------------------------------
                                                       Grantee


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